January 31, 2019	Exhibit 5.1

Eaton Vance Corp.

Two International Place

Boston, MA 02110

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We serve as special Maryland counsel to Eaton Vance Corp., a Maryland corporation (the “Company”), and have been requested by the Company to render this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 300,000 shares (the “Shares”) of non-voting common stock, par value $0.00390625 per share, of the Company (the “Non-Voting Common Stock”) that may be issued pursuant to the Eaton Vance Corp. 2013 Incentive Compensation Nonqualified Employee Stock Purchase Plan, as amended and restated (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       The charter of the Company (the “Charter”), as represented by the Articles of Incorporation filed of record with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), on January 28, 1981, as amended by the Amended Articles of Incorporation filed of record with the SDAT on February 3, 1981, the Articles of Amendment filed of record with the SDAT on April 18, 1983, the Articles of Amendment filed of record with the SDAT on November 17, 1983, the Articles of Amendment filed of record with the SDAT on February 20, 1986, the Articles of Amendment filed of record with the SDAT on November 10, 1992, the Articles of Amendment filed of record with the SDAT on April 29, 1997, the Articles of Amendment filed of record with the SDAT on July 17, 1998, the Articles of Amendment filed of record with the SDAT on October 13, 2000, and the Articles of Amendment filed of record with the SDAT on December 17, 2004, and as in full force and effect on the date hereof (in the form attached to the Secretary’s Certificate (as defined below));

2.       The By-laws of the Company, as amended to the date hereof and as in effect on the date hereof (in the form attached to the Secretary’s Certificate);

3.       Resolutions adopted by the Board of Directors of the Company and related approvals by the voting shareholders of the Company relating to the approval of the Plan, the filing of the Registration Statement and the issuance of the Shares (in the form attached to the Secretary’s Certificate);

4.       The Registration Statement;

5.       The Plan;

6.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date; and

7.       A certificate executed by the Secretary of the Company (the “Secretary’s Certificate”), dated as of the date hereof.

In rendering the opinion set forth below, we have assumed, without independent investigation, the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or an entity, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized and, when issued against receipt of the consideration therefor in accordance with the Registration Statement and the terms of the Plan, will be validly issued, fully paid and nonassessable.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(a)	The foregoing opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in the law which may hereafter occur.

(b)	We do not express any opinion herein concerning any law other than the laws of the State of Maryland.

(c)	We do not express any opinion herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

(d)	We have assumed that the issuance of the Shares, together with any other shares of Non-Voting Common Stock then outstanding, will not cause the Company to issue shares of Non-Voting Common Stock in excess of the number of such shares then authorized under its Charter. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized but unissued and otherwise unreserved stock a sufficient number of shares of Non-Voting Common Stock as were approved by the voting shareholders of the Company for issuance under the Plan. We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Non-Voting Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the settlement of awards under the Plan.

(e)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion is solely for your use in connection with the issuance of Shares in accordance with the Registration Statement and may not be delivered to, quoted to or relied on in any manner by any other person or in any other connection without, in each instance, our prior written approval.

Very truly yours,

DLA PIPER LLP (US)